Power of Attorney



The undersigned hereby authorizes Daniel J. Ross, Assistant Corporate Secretary, or his successor in said position, to prepare,execute, deliver and file, in the name and on behalf of the undersigned, any and all filings by the undersigned with the Securities and Exchange Commission (the Commission) under Section 144 of the Securities Act of 1933, as amended, Section 16 of the Securities Exchange Act of 1934, as amended, and any and all documents and instruments related thereto and to provide copies thereof to the Commission, The New York Stock Exchange and other persons required to receive the same.





Dated:  January 22, 2008



                                 /s/ Todd Kahn
                                 By: Todd Kahn